Exhibit T3A.44
CERTIFICATE OF INCORPORATION
-of-
IJF, Inc.
          Under Section 402 of the Business Corporation Law
          The undersigned, being a natural person of at least 21 years of age and acting as the incorporator of the corporation hereby being formed under the Business Corporation Law, certifies that:
          FIRST: The name of the corporation is IJF, Inc.
          SECOND: The corporation is formed for the following purpose or purposes:
     To engage in the business of a factor, consignee, commission merchant, or selling agent, and to exercise all of the powers necessary, requisite or incidental to the conduct of such business; to act as agent, attorney in fact, factor del credere or otherwise, or broker on commission or otherwise, for individuals, partnerships, joint-stock associations or corporations, foreign or domestic; to make advances upon and to purchase accounts or other obligations created by the sale of merchandise of every nature and description, and to enter into contracts for the making of such advances; to finance the business of manufacturers, dealers, factors, and selling, or other, agents; to buy, hold, own, manufacture, produce, sell and otherwise dispose of, either as principal or agent and upon commission or otherwise, all kinds of personal property whatsoever without limit as to amount; to make and enter into all manner and kinds of contracts, agreements and obligations by or with any individual, partnerships, joint-stock associations, or corporations for the purchasing, acquiring, manufacture, repairing and selling of any articles of personal property of any kind or nature whatsoever; to aid and assist, promote and conserve the interests of, and afford facilities for the convenient transaction of business by its principals and patrons in all parts of the world, and generally, with full power to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purposes of said business.
     As far as permitted by law, to act as agent, representative or attorney in fact, in any capacity or for any purpose, of any trust, corporation or association, foreign or domestic, or any firm or individual.
     To loan and advance moneys, securities and credits upon mortgages of real property and pledges of personal property, including merchandise and warehouse receipts for the same, and upon the assignment, pledge or transfer of book accounts, debts, accounts and bills receivable whether secured or unsecured.
     To purchase or otherwise acquire, hold, own, exchange, pledge, assign, sell or other-wise deal in and dispose of contracts, claims, accounts receivable, bills receivable, prommissory notes and other securities, choses in action, obligations or evidences of indebtedness of any person, firm or corporation; to make advances upon such securities; to receive, hold and collect moneys for goods sold, labor performed or services rendered; to make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures and other obligations.
     To buy, take, purchase or otherwise acquire and to own, hold, use, sell, convey, pledge, mortgage and otherwise dispose of, to import and export and to make consignments or bailments of, and to generally deal in and with all kinds of goods, wares, merchandise and personal property, both at wholesale and retail and either as principal or agent, and upon commission or otherwise.
     To buy, take, purchase, lease or otherwise acquire, and to own, use, hold, cultivate, exploit, work, improve, develop, sell, convey, exchange, lease and otherwise handle, deal in and with real property, real estate and all rights and interests therein; to construct buildings, storehouses, warehouses, factories, dwelling houses, tenements and other structures on such land necessary or suitable for the business of the corporation.
     To purchase or otherwise acquire, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, to invest, trade, lease, make consignments or bailments of, deal in or deal with real and personal property of every class and description.

     To acquire and to pay for in cash, stock, bonds, debentures or other securities of this corporation, or otherwise, as the directors may determine, the good will, business, rights, property and assets, and to assume or undertake the whole or any part of the obligations or liabilities of any person, firm, trust, association, corporation or other organization engaged in the same or a similar business.
     To purchase, hold, sell and transfer the shares of its own capital stock provided that it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.
     To subscribe for, purchase, take in exchange or in payment or otherwise acquire, and to hold and to own, and while holding the same to exercise all of the rights, powers and privileges of holders and owners thereof, including the right to vote thereon and the right to receive and distribute as profits the dividends and interest thereon, and to sell, assign, transfer, mortgage, pledge or otherwise dispose of and deal in, the shares of the capital stock, bonds, debentures, debenture stock or other securities and evidences of indebtedness of any other corporation or corporations, domestic or foreign.
     To make and enter into any guarantee respecting the payment and/or performance of bonds, mortgages, debentures and other like securities, contracts, obligations, bills receivable, choses in action, interest, dividends, rents, earnings, profits, premiums, credits, payments or transfers of property of any kind, not prohibited by law.
     To borrow money, with or without security, and to make, accept, endorse, guarantee, execute and issue promissory notes, bills of exchange, bonds, debentures and other obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise, and to mortgage, pledge and hypothecate any stocks, bonds, or other evidences of indebtedness and any other property, real or personal, held by it, and to enter into contracts of all kinds pertaining to the business of the corporation.
     To acquire by purchase, subscription, or otherwise, to hold for investment or otherwise, and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of,

stocks, bonds, choses in action, or other obligations or securities of any corporation or corporations, domestic or foreign; to merge or consolidate with any corporation as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the protection, preservation, improvement or enhancement of the value of any stocks, bonds, choses in action or other obligations, or to do any acts or things designated for such purposes, and while the owner of any such stocks, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof and voting powers thereon; to guarantee the payment of dividends upon any stocks or the principal or interest or both of any bonds or other obligations and the performance of any other contracts of any of such corporations.
     To act as collecting agent for all persons and corporations whatsoever for the recovery, enforcement and collection of accounts, bills, debts, dues, demands and obligations and claims of all kinds, and to take assignments of claims, notes, accounts receivable and other evidences of indebtedness, and to sue thereon in its own name, unless prohibited by law, and to establish, maintain and conduct a general collection business for the recovery, enforcement and collection of accounts, bills, debts, dues, payments, obligations and claims.
     To acquire in any lawful manner and to furnish information, statistics, facts and circumstances of or relating to or affecting the business, capital, debt, solvency, credit, responsibility, financial and commercial condition and standing of any and all individuals, firms, associations and corporations engaged in or connected with any business, occupation, industry or employment to persons, firms, partnerships, corporations and associations, and to dispose of, sell, lend, pledge, hire and use in any and all lawful ways all such information, statistics, facts and circumstances so obtained and acquired.
     To issue bonds, debentures or obligations of this corporation from time to time, for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust, or lien on any or all of the real and personal property, rights, privilages and franchises of the corporation wheresoever situated, acquired or to be acquired, and to sell or otherwise dispose of any or all of the same, all in such manner and upon such terms as the board of directors may deem proper.
     To apply for, obtain, register, purchase, lease or otherwise acquire, and to own, hold, use, develop, operate and to introduce and sell, assign, grant licenses or territorial rights in respect of, or otherwise to turn to account or dispose of, copyrights, trademarks, trade names, designs, labels, patent rights, letters patent of the United States or of any other country or government, inventions, formulas, improvements or processes whether used in connection with or secured under letters obtained or otherwise, which may be used for or useful in the business of the corporation.
     To acquire and carry on all or any part of the business or property and to undertake any liabilities of any person, firm, association or corporation, possessed of property suitable for any purposes of this corporation or carrying on any business which this corporation is authorized to carry on with the same, and as consideration for the same to pay cash or to issue any shares of stock, bonds or other obligations of this corporation.
     To conduct its business and have one or more offices to carry on all or any of its operations and business and, unlimitedly and without restriction as to amount, to purchase and otherwise acquire, hold, own, mortgage, sell, convey, lease or otherwise dispose of real and personal property of every class and description in or out of the State of New York, and in any of the States, Districts, Territories or Colonies of the United States, and in any and all foreign countries, subject to the laws of such State, District, Territory, Colony or country, as shall from time to time be found necessary and convenient for the purposes of the corporation’s business.
     To carry on all or any part of the foregoing objects as principal or agent, or in connection or in conjunction with any person, firm, trust, corporation or other organization in any part of the world, and in general to do any and all things necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or incidental to the powers herein named, or which shall at any time appear conducive or expedient for the protection or benefit of the corporation, either as holders of or interested in any property or otherwise; and in general to do any and all things and carry on any business incident to the foregoing, and to have and exercise all the powers conferred by the laws of New York upon corporations formed under the Business Corporation Law of the State of New York or any other law that may be now or hereafter applicable to the corporation and to do any and all of the things hereinbefore set forth to the same extent as natural persons might or could do.
     To carry out and do all or any of the above objects and things in any part of the world as principals, agents, contractors, factors or otherwise, and by or through agents, trustees, factors or otherwise, and to do all such other things as are incidental to or necessary for the objects for which the corporation is formed.
     To do all and every thing necessary and proper for the accomplishment of the objects enumerated in this Certificate of Incorporation or necessary or incidental to the protection and benefit of the Corporation, and in general to carry on any lawful business necessary or incidental to the attainment of the objects set forth in this Certificate of Incorporation or any amendment hereof, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do, as principal, agent, contractor or otherwise, and either alone or, to the extent permitted by law, in conjunction with any other persons, firms, associations, trust estates or corporations.
          The foregoing clauses shall be construed as objects, purposes and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the Corporation.

          THIRD: The office of the corporation is to be located in the City of New York, County of New York, State of New York.
          FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 1,000, all of which are to be without par value, all of which are shares of Common Stock, and all of which are the same class.
          FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: 350 Park Avenue, New York, N. Y. 10022.
          SIXTH: The duration of the corporation is to be perpetual.
          SEVENTH: Except as may otherwise be specifically provided in this certificate of incorporation, no provision of this certificate of incorporation is intended by the corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.
          Subscribed and afirmed by me as true under the penalties of perjury on December 17, 1971.

/s/ James P. Murtagh
James P. Murtagh, Incorporator
350 Park Avenue, N.Y., N.Y. 10022